Exhibit 10.3

Hosting Service Agreement

Party A : Beijing Sohu New Era Information Technology Co., Ltd.

Address: 15/F, Tower 2, Bright China Chang’an Building, 7 Jianguomen Nei Avenue, Beijing

Legal Representative: Zhang Chaoyang

Party B: Beijing Communication Corporation of China Telecom

Address: No. 107 Xidan North Avenue, Xicheng District, Beijing

Legal Representative: Liu Bo

Whereas:

1.	Party A desires to have Party B host its equipments, which shall be linked to the public Internet via the band width leased from Party B; and

2.	Party B agrees to provide to Party A server hosting and band width services.

Based on the principles of mutual benefits, trust in each other, paid services and joint development of both parties, Party A and Party B have reached the following agreement after friendly negotiation:

I. Content of Services

1.1	During the term of cooperation, Party B shall be responsible to provide the following service, for detailed numbers, please refer to Article 4.1:

(A) to provide Party A exclusive band width connecting to Internet;

(B) to provide Party A optical fiber, which shall be connected from Vision International center to Beijing Telecom Zhaowei IDC Vipll;

(C) to provide Party A 100M digital domestic electric circuits which shall be used as special temporary maintenance line; and

(D) to provide Party A certain numbers of chassis.

1.2	Party B agrees to provide services to Party A according to this Agreement. The detailed list of the equipments that are placed in the server booth shall be referred to the IDC Server Hosting Working Sheet issued by Party A to Party B.

II. Server Hosting

2.1	Party A shall move its servers into Party B’s server booth (Beijing Telecom Zhaowei IDC Server Booth). Party B shall check upon delivery according the items on the Registration Form. Both parties shall perform the hand-over and inspection according to the contents on the equipments list.

2.2	Server Hosting means that Party B shall host the server for Party A according to this Agreement.

2.3	When the server hosting is connected, both parties shall sign a confirmation letter (Confirmation Letter).

III. Period of Server Hosting

3.1	The period for server hosting shall start from October 8, 2004 and end on March 31, 2006.

3.2	Upon the expiration of the server hosting period, this Agreement shall be deemed renewed for one more year, if Party A does not file a written application with Party B within 30 days before the expiration of this Agreement, which shall be deemed as Party A’s agreement on the server hosting.

3.3	If Party A wishes to terminate the server hosting upon the expiration of this Agreement, Party B shall disconnect Party A’s servers to public Internet. Before such disconnection, Party B shall inform Party A’s contact point with 5 days notice and keep the physical line connection.

3.4	Party A shall perform the hand-over process with Party A according to the Equipment list within 10 days upon the expiration of this Agreement and thereafter move the servers out of Party A’s server booth.

3.5	If Party A wishes to terminate this Agreement before its expiration, it shall provide Party B written notice with 30 day’s notice. Upon receiving Party B’s termination notice, Party A shall disconnect the servers to the Internet according to the time informed by Party A.

3.6	During the server hosting period of this Agreement, if Party A wishes to assign its rights and obligations to a third party, it shall be deemed as early termination of the agreement and therefore 30 day’s prior written notice to Party B is required. Party B will then enter into a new agreement with such third party.

IV. Fees and Payment Method

4.1	The payment under this Agreement include lump sum payment and service fees, among them: [*]

4.2	Payment Method and Term

4.2.1	The service fees shall be calculated as of the effective date of this Agreement;

4.2.2	The payment shall be made according to the following methods:

Parry B shall send to Party A a bill for the service rendered in last month. After receiving the bill, Party A shall confirm its reasonableness and settle the bill by check no later than the 20th day of each month.

4.2.3	For the first month of the fees for server hosting, if Party A does not have a full month services, Party B shall calculate the actual service fees according to the actual days that Party A use such services: Service Fee = (monthly rent/numbers of the days of the Month)* Actual Days.

4.2.4	For the last month of the fees for server hosting, if Party A terminate the lease and it does not have a full month services, Party B shall calculate the actual service fees according to the actual days that Party A use such services: Service Fee = (monthly rent/numbers of the days of the Month)* Actual Days.

V. Rights and Obligations of Both Parties

5.1	Party A’s rights and Obligations

5.1.1	Party B represent that it shall not use the backup line for business operation during normal course of business. Only when there is breakdown with the main line, which could not be properly connected, Party A will use the backup lines. During normal business operation, Party A shall not use the band width that are more than agree. If within each month, the volume of the band width exceeds the agreed volume in most of the days (25% of that month), Party A agree to negotiate with Party A separately regarding the exceeds service fees.

5.1.2	Party A shall provide proofs of qualification for provision of Internet information Services and evidence that Party A is allowed to publish information on Website (attachment I).

5.1.3	Party A, as publisher of information on Internet, shall abide by applicable laws and regulations related to Internet Information Service Provision and shall not engage in any illegal activities. Party A shall make contents published and provided on its website consistent with relevant laws and regulation and social ethics.

5.1.4	Party A shall be entitled to manage its servers via remote access tools such as FTP, Telnet, PCAnywhere, SSH and etc.

5.1.5	During the leasing period, Party A could come to Party B’s server booth by using the Maintenance Certification to adjust and maintain its servers. But Party A shall observe Party B’s regulations and provisions.

5.1.6	Party A shall make payment to Party B according to this Agreement. *

5.1.7	Party A shall use and administrate its servers according to the provisions of the Article 1.1 of this Agreement;

5.1.8	If Party A wishes to increase the band width or the numbers of racks rented, Party A shall inform Party B with 10 days prior written notice.

5.1.9	Party A shall be entitle to enter Party B’s server booth according to the temporary Pass provided by Party B and to operate server hosting equipments itself, provided that Party A shall observe the Server Booth Administration Rules.

5.1.10	Party A shall fill in the Server Hosting Registration Form, Equipment List and Confirmation Letter when starting its server hosting.

5.1.11	The chassis, band width and optical fiber that are provided to Party A by Party B shall be only used for Party A’s server hosting services. Party A shall not sub-lease them to any third party.

5.2	Party B’s rights and Obligations

5.2.1	To provide main gateway and backup gateway so as to connect to public Internet;

5.2.2	To provide double band width so as to ensure smooth connection for higher volume during emergency;

5.2.3	To ensure the server booth which where the servers are hosted satisfied the national published requirements;

5.2.4	To adopt corresponding measures so as to ensure the safety of the servers;

5.2.5	To assist Party A’s administration of servers according to the authorization scope by Party A’s written authorization.

VI. Service Standard

6.1	Party B shall provide services according to the standards issued by the Ministry of Information Industry. If there is any new laws, regulations or services standards issued during the period of this Agreement, Party B shall adopt the new standards.

6.2	If the breakdown of server is caused by Party A’s mal-operation, Party A shall bear the responsibilities itself;

6.3	Party B shall be liable for any damages if the breakdown is caused by Party B and Party B shall check the reason and resolve such breakdown.

6.4	Party B shall compensate Party A’ any and all economic losses, if the servers’ data are lost due to Party B’s reason;

6.5	If due to construction, internet connection adjustment which may affect the normal usage of the servers, Party B shall inform Party B at least one day in advance and shall be responsible for eliminating the breakdowns and resume line connection. If Party A fails to inform Party B or actual affecting period exceeds the period as informed by Party B, Party B shall be held liable for any damages caused. For details, please refer to Attachment II.

6.6	If Party A’s servers are suspended due to Party B’s reason, Party B shall extend Party A’s server hosting period, the expansion shall be equal to 5 times of the suspension, so as to compensate Party A.

VII. Liability for Breach of Contract

7.1	Should any party fails to perform its obligation under this Agreement, it shall be deemed as breach of this Agreement. The party in breach shall be held liable for losses caused to the other party.

7.2	If due to Party A’s reason, Party A fails to make payment on time, Party B shall send a notice to Party A. If Party A fails to make payment to Party B within 5 working days upon receiving such notice, Party A shall be liable to pay the penalty charges, which equals to 0.3% fo the due amount.

7.3	If due to Party A’s reason, the delay in payment exceeds 30 days, Party B shall reserve the right to temporarily suspend its service of Party A. Should such delay exceeds 90 days, Party B shall have the right to terminate this Agreement and to hold the servers.

7.4	Should the illegal operation of Party A lead to the following situation, Party B shall have the right to temporarily suspend part or all servers provide to Party A and shall be entitled to require Part A to delete or amend those contents that are deemed inappropriate by Party B. After Party A delete or revise the content and take any effective measures, Party B shall then resume services. Such time of suspension shall be included in the server time.

7.4.1	The servers contain any program or software that attack other or prevent other from working normally;

7.4.2	The servers are occupies or exploited to attack other or prevent other from working normally;

7.4.3	Party A is engaged in or distribute the junk email in any matter;

7.4.4	The servers contain any contents that may infringe others’ legal interests or cause inappropriate affect;

7.5	Party B shall be entitled to terminate this Agreement and compensation of any losses, if it is a subject of complaint or punished due to Party A’s above mentioned activities in Article 7.4;

7.6	Party B shall be entitled to get compensation from Party A if any equipment was damages or any third parties’ equipment in Party B’s server booth could not be operated normally due to Party A’s illegal editing, operating or using program or software;

7.7	One party shall compensate the other party for the actual losses due to the breach of this Agreement;

7.8	Party B shall compensate Party A if Party A’s servers could not operate normally due to Party B’s reason. Detailed provision shall refer to Attachment II.

VIII. Force Majeure

8.1	The force Majeure shall be refer to earthquake, floods, hurricanes, explosions, fire, war or other situation that can not be predicted and the occurrence and result of such situation could not be prevented or avoided.

8.2	In the event of such force majeure, either one or both parties can not perform its obligations under this Agreement, neither party shall be held for the other party. However, the party affected shall inform the other party with 15 days upon the occurrence of such force majeure event and shall provide proof issued by relevant authority.

8.3	Within a reasonable time after such force majeure event eliminated, Party B shall have the right to decided whether to continue to perform this Agreement and shall provide written notice to Party A.

IX. Dispute Resolution

9.1	Any disputes arising from the execution of this Agreement shall be settled through friendly consultations between the parties. In case no settlement can be reached through consultations, either party may submit the disputes to Beijing Arbitration Commission for arbitration in accordance with its rules of procedure. The arbitration award shall be final and binding on both parties. The arbitration costs shall be born by the losing party.

9.2	When there is any dispute subject to arbitration, except to the disputed matters, both parties shall continue to perform this agreement.

X. Amendment and Termination

10.1	Any amendment or termination shall be made in written.

XI. Effectiveness of the Agreement and Miscellaneous

11.1	Should any terms of this Agreement becomes invalid or unenforceable, it shall not affect the entire legal effect of this Agreement.

11.2	The titles of this Agreement are for reference only. The rights and obligations of both parties shall be determined by the contents of clauses.

11.3	Without written approval, neither party shall use or copy the other party’s business name, trademark, logo, service mark, symbol and etc. Neither party shall claim that its owns the other party’s business name, trademark, logo, service mark, symbol and etc.

11.4	None of this Agreement shall be interpreted to establish any joint venture or partnership between both parties.

11.5	This Agreement shall supersede all prior written or oral memorandum, minutes, agreements or contracts in this regards;

11.6	This Agreement shall have six copies with each party holding two copies and shall be equally authentic.

11.7	For any notice shall be delivered to the addresses specified in this Agreement, via fax, courier or other similar transmission methods that are confirmed by both parties. Any facsimile or other similar communication method shall be deemed received by either party on the date of informing. In case of courier, the date of informing shall be the date on the receipt that the post office stamped.

11.8	Address of notices

Party A: Beijing Sohu New Era Information Technolgy Co., Ltd	Party B: Beijing Communication Cooperation Of China Telecom
Address: Level 12, Vision International Center, Haidian District, Beijing	No. 107, Xidan North Avenue, Xichang District, Beijing
Contact: Qiu Wei	Contact: Ma Licheng, Song Fei
Telephone: 62728816	Telephone: 58503468, 58503717
Fax:	Fax: 58503248
E-mail: williamqui@sohu-inc.com	Email: malch@bjtelecomnet
Postcode: 100084	Postcode: 100032

11.9	This Agreement shall become effective upon signing and chopping by both parties;

11.10	This Agreement has the following attachments:

11.10.1	Qualification Proofs of both parties;

11.10.2	Service Quality Agreement by Date Center

11.10.3	User Agreement

Party A: (Seal)

Legal Representative: (Signature)

Party B: (Seal)

Legal Representative: (Signature)

The symbol ‘*’ on this page indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.